Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Preliminary Offering Circular dated May 9, 2019, which is part of the Regulation A Offering Statement on Form 1-A/A expected to be filed with the Securities and Exchange Commission on or about May 9, 2019, of our report dated April 29, 2019, related to the financial statements of iConsumer Corp. for the years ended 2018 and 2017, which contains an emphasis of a matter paragraph on going concern.

/s/ Wipfli LLP

Minneapolis, Minnesota
May 9, 2019